Exhibit 10.13

EMPLOYMENT AGREEMENT AND RELEASE

This Employment Agreement and Release (“Agreement”) is voluntarily entered into between MoSys, Inc., a Delaware corporation, (“Employer”) and Chet Silvestri for himself and for each of his representatives, heirs, successors and assigns (collectively referred to as “Employee”).  Employer and Employee, agrees as follows:

1.             Employee hereby resigns as Employer’s Chief Executive Officer and President and a member of Employer’s board of directors effective as of the close of business on the date of this Agreement.

2.             Employer and Employee agree that, subject to the terms of this Agreement, Employee will remain employed by Employer until May 31, 2008, and will be paid a semi-monthly amount of $7,638.89, which is two-thirds of Employee’s current base pay (referred to as the “Continuation Salary”), net of all applicable withholdings required by law.  Employee shall continue to receive Employer’s standard employee fringe benefits and will remain subject to all employment policies and procedures of Employer.  Employer and Employee acknowledge that on July 27, 2005, Employer granted to Employee an option to purchase 750,000 shares of common stock pursuant to Employer’s Amended and Restated 2000 Stock Option and Equity Incentive Plan (the “Amended 2000 Plan”).  Employer and Employee agree that notwithstanding any provisions of the Amended 2000 Plan or the stock option agreement(s) between Employer and Employee to the contrary, such option to purchase 750,000 shares will cease vesting as of the date of this Agreement.  Employer and Employee agree further that Employee will have 90 days from the date of termination of his employment or other services with Employer in which to exercise the vested portion of such option, in accordance with the terms of the stock option agreement(s).  In the event Employee accepts employment with another employer prior to May 31, 2008, his employment with the Company will terminate immediately, and he will become a consultant to be available to the Company upon request from time to time at the same rate of pay until May 31, 2008.

3.             In exchange for the Continuation Salary and continued employment through May 31, 2008, Employee releases and forever discharges Employer, and each of its past, present and future directors, officers, employees, agents, insurers, attorneys, predecessors, successors, assigns, transferees and related entities (collectively hereinafter the “Company”) from any and all claims, rights, demands, actions, obligations, liabilities and causes of action, whether asserted or whatsoever, known or unknown, which he has or has had against any of the Company from the beginning of time until the date of execution of this Agreement (collectively referred to as “Claims”).

4.             Without limiting the generality of Paragraph 3, Employee hereby releases, acquits and forever discharges  the Company from and against any Claims arising from or in any way connected with or relating to his employment with Employer or the termination of his employment with Employer, or his relationships as an officer, option holder or holder of shares of common stock  of Employer, including, but not limited to, (i) Claims arising under any state or federal statute regarding employment discrimination or termination, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (WARN), and the Americans with Disabilities Act, (ii) Claims for wrongful discharge, unjust dismissal, or constructive discharge,  (iii) claims for breach of any alleged oral, written or implied contract of employment, (iv) Claims for salary or severance payments other than those set forth in this Agreement, (v) claims for employment benefits, except as set forth in this Agreement; (vi) Claims for attorneys’ fees, costs, and damages of all types, (vii) any and all Claims sounding in tort, including without limitation, defamation or infliction of emotional distress or his relationships as an officer or stockholder of the Company (viii) Claims for shares of stock or other equity interests  in Employer  or rights to acquire any such shares or other equity interests; (ix) Claims related to ownership of or other rights regarding intellectual property in any form, including, without limitation, any patents, trademarks or copyrights: and (x) any other claims under federal, state or local statute, law, rule or regulation.

Nothing in this Agreement, however, will affect or limit: (i) rights created by this Agreement, (ii) any vested rights that Employee may have in any Employer-sponsored pension or 401(k) savings plan as of the time of the termination of his employment with Employer, (iii) Employee’ s rights to continue group health care coverage under COBRA, (iv) any right Employee may have to receive workers’ compensation benefits for any work-related injuries; (v) any right Employee may have to receive unemployment insurance benefits; (vi) any right to indemnity under the Indemnification Agreement dated as of [July 26, 2007] with respect to any occurrence prior to the date of this Agreement; and (vi) any rights or claims that may arise after the date this Agreement is executed.

5.             EMPLOYEE ACKNOWLEDGES THAT THIS RELEASE INCLUDES A RELEASE OF ANY AND ALL CLAIMS HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (“A.D.E.A.”), THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE, AND THAT HE HAS BEEN ADVISED BY EMPLOYER TO DO SO.  EMPLOYEE ALSO UNDERSTANDS THAT HE HAS A PERIOD OF UP TO TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS RELEASE BEFORE SIGNING IT, IF HE DESIRES, THAT HE MAY REVOKE THIS RELEASE TO THE EXTENT THAT HE RELEASES CLAIMS BY IT UNDER THE A.D.E.A. AT ANY TIME WITHIN SEVEN (7) DAYS FOLLOWING HIS SIGNING OF THIS RELEASE, AND THAT TO THE EXTENT THAT HE RELEASES ANY RIGHTS OR CLAIMS HE MAY HAVE UNDER A.D.E.A., THIS RELEASE DOES NOT BECOME ENFORCEABLE OR EFFECTIVE AGAINST THOSE CLAIMS UNTIL THE EXPIRATION OF THE SEVEN-DAY PERIOD FOLLOWING HIS SIGNING OF THE RELEASE.  THE RELEASE MAY NOT BE REVOKED FOLLOWING EXPIRATION OF THAT SEVEN-DAY PERIOD.

6.             Employee will not be entitled to receive the first regular payroll payment following the date of this Agreement until the expiration of seven calendar days following Employee’s execution of this Agreement, provided that Employee does not revoke this

Agreement.  Employee’s revocation of this Agreement will revoke all provisions of the Agreement except Paragraph 1.

7.             Employee acknowledges that there is a risk that after signing this Agreement he may discover losses or claims that he believes were in some way caused by his employment with Employer or in any other respect by the Company, or that are otherwise released under this Agreement, but that are presently unknown to him.  Employee assumes this risk and understands that this release shall apply to any such losses and claims.  Therefore, Employee expressly waives the provisions of California Civil Code Section 1542, which states:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.

8.             By entering into this Agreement and paying the Continuation Salary and providing other benefits as set forth in this Agreement, Employer does not admit, and shall not be deemed to have admitted, any violation of any statute, law or regulation, any breach of contract, actual or implied, or any other wrongdoing with respect to Employee

9.             Employee understands this is an important legal document and that he has the right to consult an attorney of his choice before signing this Agreement.  By signing this Agreement, he acknowledges that he has entered into it voluntarily and knowingly.  Employee represents that he is voluntarily entering into this Agreement of his own free will.  Employee understands that he is not required to sign this Agreement but that if he elects not to do so, he will not receive the Continuation Salary and other benefits being offered to him.

10.          Employee understands that the terms and existence of this Agreement are personal to him and that maintaining the confidential nature of this Agreement is a material term of the Agreement.  He covenants that he has not disclosed and will not disclose the existence or terms of this Agreement, unless compelled by legal process to do so, except to the extent necessary to obtain legal advice from his attorney, or financial or tax advice from his professional financial adviser or accountant, if any; provided, however, that Employee and Employer agree that Employer will disclose the terms of this Agreement to the extent deemed necessary by Employer to comply with applicable securities and other laws.

11.          Employee acknowledges that this Agreement constitutes the entire agreement between Employer and him regarding the ending of his employment, provided that Employee and Employer agree that the Mutual Agreement to Arbitrate dated as of July 26, 2005 remains in effect and will apply to any dispute arising under or related to the Agreement.  No oral or written representations or promises have been made to Employee, or anyone acting on his behalf, that are not embodied in this Agreement.  No modification of this Agreement shall be valid or binding, unless executed in writing by all parties to this Agreement.

12.          Employee understands that all existing confidentiality agreements between him and Employer, including, but not limited to the Employment Confidential Information and

Invention Assignment Agreement dated as of July 26, 2005, will continue to be in effect after the signing of this Agreement.  Employee covenants and represents and warrants to Employer that he has not engaged in any conduct of the type prohibited under such agreement.

13.          Employee agrees not to make, or ask any other person to make, any statement of any kind that disparages Employer or any past or present directors, officers or employees of Employer, and further agrees not to make any statement of any kind that is calculated to, or foreseeably will, damage the business or reputation of the Employer, or any of the past or present directors, officers or employees of the Employer.  Employer agrees that neither it nor any of its officers will make, or ask any other person to make, any statement of any kind that disparages Employee, or that is calculated to, or which foreseeably will, damage Employee’s reputation with individuals or entities outside Employer.

14.          Should any provision of this Agreement be found to be invalid or unenforceable, that provision shall be considered severable and the remaining provisions shall remain in effect.

15.          This Agreement is to be governed by the laws of California without regard to the conflicts of laws provisions thereof.

Agreed and Executed By:

Employee

Dated: November 8, 2007	/s/ Chet Silvestri
Chet Silvestri

MoSys, Inc.

Dated: November 8, 2007	/s/ James Kupec
	By:	James Kupec
	Title:	Chairman of the Compensation
Committee